SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D–9

SOLICITATION/RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(D)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

MModal Inc.

(Name of Subject Company)

MModal Inc.

(Names of Person Filing Statement)

Common Stock, par value $0.10 per share

(Title of Class of Securities)

60689B107

(CUSIP Number of Class of Securities)

Kathryn F. Twiddy

Chief Legal Officer

MModal Inc.

9009 Carothers Parkway

Franklin, TN 37067

(615) 261-1740

(Name, Address and Telephone Number of Person Authorized to Receive

Notice and Communications on Behalf of the Person Filing Statement)

With copies to:

Daniel Clivner, Esq. Simpson Thacher & Bartlett LLP 1999 Avenue of the Stars, 29th Floor Los Angeles, CA 90067 (310) 407-7500

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 and under “Important Additional Information and Where to Find It” and “Forward-Looking Statements” of the Current Report on Form 8-K filed by MModal Inc. on July 3, 2012 (including all exhibits attached thereto) are incorporated herein by reference.